[WILLIAMS, MULLEN, CLARK & DOBBINS LETTERHEAD]


                                  June _, 2000



Board of Directors                            Board of Directors
Cardinal Financial Corporation                Heritage Bancorp, Inc.
10555 Main Street, Suite 500                  1313 Dolley Madison Boulevard
P.O. Box 1147                                 McLean, Virginia  22101-7207
Fairfax, Virginia 22030


         Re:  Tax Opinion -- Merger of Heritage Bancorp, Inc.
              with and into Cardinal Merger Corp., a wholly owned subsidiary of Cardinal Financial Corporation

Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Heritage Bancorp, Inc. ("HBI") with and into Cardinal Merger Corp. ("Surviving Bank") a wholly owned subsidiary of, Cardinal Financial Corporation ("CFC") pursuant to the Amended and Restated Agreement and Plan of Reorganization, dated June __, 2000, as amended, between these parties. Our opinion is given pursuant to Section 6.1(d) of the Agreement and Plan of Reorganization.

                                                      FACTS:

         HBI is a Virginia corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended. HBI's principal executive offices are located at 1313 Dolley Madison Boulevard, McLean, Virginia 22101-7207.

         CFC is a Virginia corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended. Surviving Bank, a wholly owned subsidiary of CFC, is a corporation and state bank organized under Virginia law. CFC's principal executive office is located at 10555 Main Street, Suite 500, Fairfax, Virginia 22030.

         Pursuant to the Amended and Restated Agreement and Plan of Reorganization, HBI will be merged with and into Surviving Bank in accordance with the provisions of Title 13.1 of the Code of Virginia of 1950, as amended. Each outstanding share of HBI common stock will become converted into the right to receive, upon a shareholder's election, either (i) 1.2 shares of CFC Cumulative Convertible Preferred Stock ("Series A Preferred Stock") or (ii) $6.00 cash. Cash will be paid in lieu of fractional shares; provided, however, the Series A Preferred Stock must represent 50% of the total Merger Consideration. If the HBI shareholders collectively elect to receive Series A Preferred Stock representing in the aggregate more or less than 50% of the total Merger consideration, each shareholder's election will be subject to proration. After the Merger, Surviving Bank will continue its existing business and operations as a wholly owned subsidiary of CFC.

         In connection with this opinion, we have reviewed (i) the Agreement and Plan of Reorganization, (ii) CFC's Registration Statement on Form S-4, dated June __, 2000, including the Prospectus and Joint Proxy Statement contained therein, and (iii) such other documents concerning the Merger as we have deemed necessary ((i), (ii), and (iii) collectively, the "Merger Documents"). With respect to the various factual matters material to our opinions, we have relied upon certificates of certain officers of and HBI and CFC (the "Officers' Certificates"). We have assumed the correctness of the factual matters contained in such reliance sources and have made no independent investigation for the purpose of confirming that such factual matters are correct. As to all matters in which a person or entity has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no plan, intention, understanding or agreement. We have also assumed that the Merger will be consummated in accordance with the Amended and Restated Agreement and Plan of Reorganization.

         We have assumed (i) the genuineness of all signatures on the Merger Documents, (ii) the due authorization, execution, and delivery of all documents and the validity and binding effect thereof, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals from which the copies were made, and (v) the legal capacity of natural persons.

                                    OPINION:

         Based  on  the   foregoing   and   subject  to  the   limitations   and
qualifications set forth herein, we give our opinion as follows:

         1. The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code (the "Code"), and HBI and CFC will each qualify as a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. No gain or loss will be recognized for federal tax purposes by HBI or CFC as a result of the Merger.

         3. No gain or loss will be recognized for federal tax purposes by the shareholders of HBI as a result of the exchange of their common stock solely for the Series A Preferred Stock of CFC.

         4. Any shareholder of HBI who receives both Series A Preferred Stock and cash in exchange for all of such shareholder's shares of HBI common stock will recognize gain, but not loss, to the extent of the lesser of: (i) the excess of (A) the sum of the value of Series A Preferred Stock and the cash received by such shareholder over (B) the shareholder's aggregate tax basis in the HBI commons stock exchanged; and (ii) the amount of cash received by the shareholder. Any shareholder of HBI that recognizes gain as a result of the cash payment shall be treated as receiving a payment in redemption subject to the provisions of Section 302 of the Code.

         5. Any HBI shareholder who receives solely cash in exchange for all of such shareholder's HBI common stock shall be treated as receiving a payment in redemption subject to the provisions of Section 302 of the Code. Gain or loss will be realized and recognized to such shareholder measured by the difference between cash received and the shareholder's basis in the HBI common stock.

         6. Any shareholder of HBI who receives cash in lieu of a fractional share interest shall be treated as receiving a payment in redemption of such fractional interest subject to the provisions of Section 302 of the Code. Gain or loss will be realized and recognized to such shareholder measured by the difference between the redemption price and the portion of the shareholder's basis in HBI stock allocable to such fractional share interest.

         7. The aggregate tax basis of the shares of CFC stock received by each shareholder of HBI will be equal to the aggregate tax basis of such shareholder's shares of HBI stock surrendered therefor in the Merger.

         8. The holding period under Section 1223 of the Code for the shares of CFC stock received by each shareholder of HBI will include the holding period for the shares of HBI stock of such shareholder surrendered therefor in the Merger, provided that the HBI shareholder held such stock as a capital asset on the date of the Merger.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and other authorities as we have considered relevant. Our opinion is limited to the federal tax law of the United States of America and is expressed as of the date hereof. We do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance which hereafter comes to our attention or any change in law which hereafter occurs. Our opinions are limited to the matters expressly stated; no opinion is implied or may be inferred beyond such matters.

         Our opinion expressed herein is made in connection with the Merger and is solely for the benefit of HBI, CFC and its shareholders. We hereby consent to the filing of this opinion as an

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exhibit  to the  Registration  Statement,  which has been  filed by CFC with the
Securities and Exchange Commission, and to the reference to our firm under the caption "Certain Federal Income Tax Consequences" in the Prospectus and Proxy Statement forming a part of the Registration Statement. This opinion may not, without our prior written consent, be otherwise distributed or relied upon by any other person, filed with any other government agency or quoted in any other document.

                                            Very truly yours,

                                            WILLIAMS, MULLEN, CLARK & DOBBINS



                                            By:_________________________________